Exhibit 99.1

Contact:
Megan Vichich
Public Relations
210.308.1221
mvichich@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for the Third Quarter of 2012 Fiscal Year

Company earns 3 cents per share

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SAN ANTONIO—May 2, 2012—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, recorded net income of $487,138, or 3 cents per share, on revenues of $5.54 million for the third quarter of the 2012 fiscal year. The company’s net income increased a modest 19 percent on a quarter-over-quarter basis.

During the third quarter of fiscal year 2011, net income was $2.69 million, or 17 cents per share, on revenues of $11.41 million, based on average assets under management of $3.10 billion.

Average assets under management were $1.97 billion for the quarter ended March 31, 2012, a decrease of 36 percent from the previous year. U.S. Global’s assets under management stood at $1.89 billion on March 31, 2012.

“Despite a spectacular first-quarter rally, the investment industry experienced apathy as investors continued to redeem equity mutual funds,” says Frank Holmes, U.S. Global Investors CEO.

Across the industry, equity mutual funds saw nearly $10 billion redeemed during the first three months of 2012. In 2011, more than $134 billion was redeemed from U.S. equity funds, according to the Investment Company Institute.

“While growing the company’s assets under management remains challenging in the short term, our reflexive cost structure allows for profitability at a lower asset level. Compared to the same quarter last year, advertising expenses were down 99 percent, employment compensation and benefits decreased nearly 24 percent, and general and administrative costs declined by about 20 percent. In addition, the company owns its headquarters building and carries no debt on its balance sheet,” says Holmes.

“As U.S. investors were exiting equities, the S&P 500 Index was experiencing its largest first-quarter gain since 1998,” says Holmes. “This rise follows government policy changes that allowed money center ‘TARP’ banks to declare or raise dividend payouts. In fact, at March 31, about 400 companies in the S&P 500 pay dividends now, the largest figure since January 2000.

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May 2, 2012

“Many emerging market countries experienced even greater returns than the S&P 500,” says Holmes. “Russian stocks significantly outperformed the S&P 500, increasing roughly 18 percent in the quarter. This benefited the Eastern Europe Fund (EUROX) which rose 17.20 percent during the same time period, outperforming the S&P 500 by nearly 5 percent.”

Natural resources stocks increased as well, but funds were affected by outflows. According to Strategic Insight, nearly $4 billion has been redeemed from funds in Morningstar’s natural resources category over the past three quarters.

“Recent outflows run counter to the long-term historical performance of global resources stocks. These companies have been among the top performers over the past decade,” says Holmes.

Among the entire mutual fund and ETF universe over the 10-year period, three U.S. Global Investors emerging markets and natural resources-oriented funds continue to be among the top 25, as of March 31, 2012. According to The Wall Street Journal, the Global Resources Fund (PSPFX) ranked 12th, the World Precious Minerals Fund (UNWPX) ranked 13th, and the Gold and Precious Metals Fund (USERX) ranked 24th, respectively. The Wall Street Journal used Lipper data to compile these rankings.*

“Over the past year, we’ve seen a disconnect develop between commodities and commodity-based stocks,” says Holmes. “The price of gold compared to gold stocks is especially extreme today. Gold rose 16 percent over the past year as of March 31, 2012, while the NYSE Arca Gold Miners Index has declined nearly 17 percent over the same period.

“On a historical basis, this disparity makes resources and gold stocks extremely undervalued. U.S. Global’s funds are poised to participate as resources stocks are expected to revert to their historical mean.

“We believe there’s a tremendous amount of investor apathy toward stocks today due to a lack of positive political leadership in the U.S. and Europe and excessive global regulations adding to market volatility,” says Holmes. “The extreme level of regulation in the U.S. captured the attention of The Economist during the first quarter, with the editor highlighting how onerous regulations have prevented a full-scale rebound for the U.S. economy.

“To build investors’ confidence in the markets, our sales and marketing strategy has focused on communicating positive data points from our investment team, research analysts and financial experts. On April 5, Andy Rothman, China Macro Strategist of CLSA, was our guest speaker for a webcast on China, dispelling several misconceptions about the country’s GDP growth, housing and consumer spending. We’re pleased to bring his level of expertise about China to our investors and encourage shareholders to listen to this insightful presentation. (Click to go there now.)

“Through the weekly Investor Alert and Advisor Alert and numerous postings on the Frank Talk blog, we’ve kept investors informed on how the world is experiencing a tremendous liquidity boom, with central banks increasing money supply, cutting interest rates and dropping the reserve ratios for banks. Historically, easing policies have driven markets higher.”

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May 2, 2012

Strong Financial Position Allows Expansion Opportunity

As of March 31, 2012, the company’s working capital was roughly $26.7 million, of which $20.9 million was cash and cash equivalents. During the third quarter of fiscal year 2012, the company made a $5 million seed investment to establish a new institutional fund focusing on dividend-paying companies and debt securities located around the world. This is one of several ways U.S. Global is looking to expand its global product line and attract new investors based on its established track record. The fund is not available to U.S. investors.

The company continues to pay monthly cash dividends of $0.02 per share, which equated to a yield of 3.3 percent on an annualized basis at the March 31, 2012, closing price of $7.25 per share. This compares to the 5-year Treasury, which was yielding 1 percent as of March 31, 2012. Dividend payments have been approved through June 2012.

Market Commentary

“In recent weeks, there have been plenty of positive figures that point to an improving global economy. Earnings season for U.S. businesses is off to a great start, as many companies are beating expectations this quarter. About 75 percent of the S&P 500 companies that reported results so far beat analysts’ estimates,” says Holmes.

Real GDP in the U.S. grew 2.2 percent during the first quarter of 2012 versus 0.4 percent during the same period last year, and several areas of the economy, including building permits, housing starts, nonfarm payrolls, ISM Manufacturing and auto sales, reflect stronger numbers today than a year ago.

“Dividend-paying stocks in the U.S. and emerging markets are also poised to thrive in today’s continued low interest environment. We believe investors will be drawn to the growing number of dividend-payers as they offer potential appreciation along with regular income.

“The liquidity boom, dividends and other positive news have helped to renew confidence in equity markets and the vitality of the global economy. I believe this will encourage long-term investors to return to equities,” says Holmes.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, May 3, 2012, to discuss the company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1(800) 446-2782. The confirmation number is 32301602. Please dial in at least 5 minutes prior to the start of the call.

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May 2, 2012

Selected financial data (unaudited):

	Three months ended
	3/31/2012	3/31/2011
Revenues	$5,538,127	$11,410,231
Expenses	4,742,702	7,360,736

Income before taxes	795,425	4,049,495
Tax expense	308,287	1,355,410

Net income	$487,138	$2,694,085

Earnings per share (basic and diluted)	$0.03	$0.17

Avg. common shares outstanding (basic)	15,448,100	15,396,240
Avg. common shares outstanding (diluted)	15,448,518	15,396,240

Avg. assets under management (billions)	$1.97	$3.10

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.97 billion in assets under management in the quarter ended March 31, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

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May 2, 2012

Total Annualized Returns as of 3/31/12	One-Year	Five-Year	Ten-Year	Gross Expense Ratio
Eastern European Fund (EUROX)	-20.47%	- 6.79%	14.47%	1.98%
Global Resources Fund (PSPFX)	-18.33%	0.82%	17.86%	1.72%
World Precious Minerals Fund (UNWPX)	-29.71%	1.61%	17.77%	1.69%
Gold & Precious Metals Fund (USERX)	-22.72%	5.45%	16.52%	1.58%
S&P 500 Index	8.54%	2.01%	4.11%	NA

Expense ratios as stated in the most recent prospectus. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of up to 2.00%) which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

*	Rankings were provided to the Wall Street Journal by Lipper and include all mutual funds and ETFs tracked by Lipper. Lipper ranked the funds based on 10-year performance data including share prices and reinvested dividends. For funds with multiple share classes, only the largest share class was included. Rankings are based on total annualized return.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio. Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The Eastern European Fund invests more than 25% of its investments in companies principally engaged in the oil & gas or banking industries. The risk of concentrating investments in this group of industries will make the fund more susceptible to risk in these industries than funds which do not concentrate their investments in an industry and may make the fund’s performance more volatile.

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May 2, 2012

Gold, precious metals and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold and silver. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.